FS Investment Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Announces Distribution, Pricing; Converts to Semi-Monthly Closings

PHILADELPHIA, April 1, 2010 – On March 25, 2010, the Board of Directors of FS Investment Corporation (“FSIC”) declared a monthly cash distribution of $0.0625 per share. The distribution was paid on March 31, 2010, to shareholders of record as of March 30, 2010.

The determination of the tax attributes of FSIC’s distributions is made annually as of the end of FSIC’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. FSIC intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV.

FSIC’s affiliate, Franklin Square Holdings, L.P., has agreed to reimburse FSIC for expenses in an amount that is sufficient to ensure that FSIC’s net investment income and net capital gains are equal to or greater than the cumulative distributions paid to its stockholders in each quarter. Under this arrangement, no portion of FSIC’s cash distributions is expected to represent a return of capital for its stockholders.  Franklin Square Holdings has no obligation to reimburse any portion of FSIC’s expenses but has indicated that it expects to continue such reimbursements until it deems that FSIC has achieved economies of scale sufficient to ensure that it bears a reasonable level of expenses in relation to its income. The specific amount of expenses reimbursed by FSIC’s sponsor, if any, will be calculated at the end of each quarter. FSIC does not expect that conditions will require Franklin Square Holdings to provide reimbursements in the future. To the extent reimbursements may be needed in the future, there can be no assurance that Franklin Square Holdings will provide any such reimbursements.  Franklin Square Holdings is controlled by FSIC’s president and chief executive officer, Michael Forman, and its director, David Adelman.

Semi-Monthly Closings
FSIC announced that beginning on April 15, 2010, it will conduct semi-monthly closings on sales of its shares. FSIC had previously indicated its intention to hold semi-monthly closings in its recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in its Prospectus Supplement dated March 26, 2010.

April 1 Public Offering Price and Guidance
FSIC also announced that on April 1, 2010, it closed on shares subscribed for during the month of March 2010 at a gross offering price of $10.40 per share.  Further, based on current market conditions, FSIC expects that it will maintain the $10.40 per share offering price for its April 15, 2010 closing, which will apply to shares subscribed for between April 1, 2010 and April 14, 2010.  The specific offering price on April 15, 2010 will be determined by FSIC’s Board of Directors based upon market conditions and the terms set forth in its prospectus at the time of closing.  FSIC will update this guidance should its anticipated public offering price materially deviate from $10.40 per share.

Forward-Looking Statements
This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FS Investment Corporation. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FS Investment Corporation makes with the Securities and Exchange Commission. FS Investment Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation
FSIC, an investment fund sponsored by Franklin Square Capital Partners, is a publicly registered, non-traded business development company (“BDC”).  A BDC, such as FSIC, is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with over $24 billion in assets under management, is the global credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners
Franklin Square Capital Partners is a national distributor and sponsor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated Orlando, FL-based wholesaling broker-dealer, FS2 Capital Partners.  For more information, please visit www.franklinsquare.com.